Exhibit 10.14

GLOBAL HYATT CORPORATION

DEFERRED COMPENSATION PLAN FOR DIRECTORS

Effective as of July 1, 2007.

i

GLOBAL HYATT CORPORATION

DEFERRED COMPENSATION PLAN FOR DIRECTORS

ARTICLE I.

DEFINITIONS

1.1 “Accounts” shall mean collectively the Director’s Cash Account and Stock Unit Account.

1.2 “Annual Equity Retainer” shall mean the Annual Equity Retainer paid to the Director in Common Stock for serving as a member of the Board.

1.3 “Annual Fee” shall mean the Annual Equity Retainer paid to the Director in cash for serving as a member of the Board, but does not include any amounts earned for attending Committees of the Board or for serving on Committees of the Board.

1.4 “Board” shall mean the Board of Directors of Global Hyatt Corporation.

1.5 “Change of Control” – shall occur if Family Business Units or members of the Pritzker Family cease to own, directly or indirectly, securities representing (i) at least twenty (20%) of the total voting power represented by securities of the Company and (ii) a larger percentage of the total voting power represented by securities of the Company than is owned, directly or indirectly, by any other person or group of related persons, as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended.

1.6 “Common Stock” shall mean the common stock, $0.01 par value per share of the Company.

1.7 “Company” shall mean Global Hyatt Corporation and any corporate successors.

1.8 “Code” shall mean the Internal Revenue Code of 1986, as amended and any successor statute thereto.

1.9 “Director” shall mean a member of the Board of Directors of the Company who is not an employee of the Company or any of its subsidiaries.

1.10 “Effective Date” shall mean July 1, 2007.

1.11 “Fair Market Value” shall mean (a) if the Common Stock is not publicly traded on a national securities exchange or other quotation system, then the fair market value of the Common Stock as determined by an independent third party appraisal on the December 31 immediately preceding the date Fair Market Value is being so determined, or if the Board determines that subsequent events have materially affected such value, then as of a date determined by the Board, which appraisal shall reflect a reasonable valuation of the Company as contemplated by Treasury Regulation §1.409A-1(b)(5), or (b) if the Common Stock is publicly traded on a national securities exchange, the fair market value of the Common Stock shall be the closing price of the Common Stock regular way, as reported in the Wall Street Journal for the relevant date, or if the Common Stock is not traded on such date, the next preceding trading date.

1.12 “Family Business Units” shall mean any business entity owned or controlled directly or indirectly by or for the benefit of members of the Pritzker Family.

1.13 “Initial Equity Retainer” shall mean the grant of Common Stock deliverable upon election or appointment to the Board.

1.14 “Plan” shall mean this Deferred Compensation Plan for Directors as it may be amended from time to time.

1.15 “Pritzker Family” means all of the lineal descendants of Nicholas J. Pritzker (deceased) and all of their respective spouses and former spouses and children.

1.16 “Year” shall mean calendar year.

1.17 “Cash Account” shall mean the account created by the Company pursuant to Article III of this Plan in accordance with an election by a Director to receive deferred cash compensation under Article II hereof.

1.18 “Separation from Service” shall mean termination of service as a Director; provided that the individual is not or does not as a result thereof become an employee or maintain an independent contractor relationship with the Company or any subsidiary. All determinations of whether an individual has had a Separation from Service shall be made applying the definition contained in Treasury Regulation §1.409A-1(h).

1.19 “Stock Unit” shall mean one share of Common Stock.

1.20 “Stock Unit Account” shall mean the bookkeeping account created by the Company pursuant Article III of this Plan in accordance with an election by a Director to receive deferred stock compensation under Article II hereof.

1.21 “He”, “Him” or “His” shall apply equally to male and female members of the Board.

ARTICLE II.

ELECTION TO DEFER AND PAYMENT ELECTIONS

2.1 A Director may elect to defer payment of all or a specified part of any Annual Fee, Annual Equity Retainer or Initial Equity Retainer by filing an election with the Company as follows:

(a)	On or before December 31 of any Year, the Director may elect to defer all or any part of the Annual Fee or Annual Equity Retainer earned during the Year following such election and succeeding Years (until the Director ceases to be a Director).

(b)	Any person who shall become a Director during any Year, and who was not a Director on the preceding December 31, may elect within thirty days after the Director’s term begins to defer payment of all or a specified part of such Annual Fee, Annual Equity Retainer or Initial Equity Retainer earned during the remainder of such Year and any Annual Fee or Annual Equity Retainer earned for succeeding Years. Fees deferred pursuant to this Section shall be paid to the Director at the time(s) and in the manner specified in Article IV hereof, in the form of cash or Common Stock, or any combination thereof, as designated by the Director.

(c)	Each Director on the Effective Date may elect to defer receipt of his Initial Equity Retainer by filing the election within thirty days of the Effective Date.

2.2 Each deferral election shall continue from Year to Year unless the Director terminates it by written request delivered to the Secretary of the Company prior to the commencement of the Year for which the termination is first effective.

2.3 At the time of deferral, the Director may elect to have the Annual Fee, Annual Equity Retainer or Initial Equity Retainer for such year distributed on the earlier of his Separation from Service or the last business day of March of the fifth Year following the Year in which such Annual Fee, Annual Equity Retainer or Initial Equity Retainer would otherwise have been paid, absent the deferral election (an “In-Service Distribution Date”).

ARTICLE III.

DEFERRED COMPENSATION ACCOUNTS

3.1 The Company shall maintain separate bookkeeping accounts for the Annual Fees, Annual Equity Retainer and Initial Equity Retainer deferred by each Director. The Annual Equity Retainer and Initial Equity Retainer deferred by a Director shall be denominated in Stock Units and held in a Stock Unit Account for the benefit of the Director. The Director may elect at the time of the deferral to have the Annual Fee denominated in either Stock Units and credited to the Stock Unit Account, or in cash and credited to the Cash Account.

3.2 The Company shall credit, on the date the Annual Fees become payable, to the Cash Account of each Director the deferred portion of any Annual Fees due to the Director as to which an election to receive cash has been made. Subject to Section 3.10, Annual Fees deferred in the form of cash (and interest thereon) shall be held in the general funds of the Company.

3.3 The Company shall credit the Cash Account of each Director on a quarterly basis with interest at the prime rate in effect at the Company’s principal commercial bank on the date of the next immediately following regular quarterly Directors’ meeting. A Director’s Cash Account shall continue to accrue interest in the foregoing manner until two days prior to the date on which the balance of the Director’s Cash Account will be paid, in accordance with the terms of Article IV hereof, in satisfaction of all payments owed to the Director under the Plan.

3.4 The Company shall credit, on the date Annual Fees, Annual Equity Retainer or Initial Equity Retainer becomes payable, the Stock Unit Account of each Director with the number of Stock Units which is equal to: the deferred portion of any Annual Equity Retainer, Initial Equity Retainer or Annual Fee due to the Director as to which an election to receive Common Stock has been made, divided by the Fair Market Value of the Common Stock on (a) with respect to Annual Equity Retainer and Annual Fees, the date such Annual Equity Retainer or Annual Fee would otherwise have been paid, and (b) with respect to the Initial Equity Retainer, the date the Director was first elected or appointed to the Board (or the Effective Date with respect to Initial Equity Retainers granted on the Effective Date) with respect to the Initial Equity Retainer.

3.5 The Company shall credit the Stock Unit Account of each Director who has elected to receive deferred compensation in the form of Stock Units with the number of Stock Units equal to any cash dividends (or the fair market value of dividends paid in property other than dividends payable in Common Stock) payable on the number of shares of Common Stock represented by the number of Stock Units in each Director’s Stock Unit Account divided by the Fair Market Value on the dividend payment date. Dividends payable in Common Stock will be credited to each Director’s Stock Unit Account in the form of additional Stock Units. A Director’s Stock Unit Account shall continue to be credited with dividends in the foregoing manner until two days prior to the date on which the balance of the Director’s Stock Unit Account will be paid, in accordance with the terms of Article IV hereof, in satisfaction of all payments owed to the Director under the Plan. If adjustments are made to the outstanding shares of Common Stock as a result of recapitalization, merger, consolidation, split up, stock split, reverse stock split, spin-off or other distribution of stock or property of the Company, extraordinary dividends combination of securities, exchange of securities or other similar change in the capital structure of the Company (other than normal cash dividends), an appropriate adjustment also will be made in the number of Stock Units credited to the Director’s Stock Unit Account.

3.6 Stock Units shall be computed to six (6) decimal places.

3.7 Stock Units shall not entitle any person to rights of a stock holder with respect to such Stock Units unless and until shares of Common Stock have been issued to such person in respect of such Stock Units pursuant to Article IV hereof.

3.8 The Company shall not be required to acquire, reserve, segregate, or otherwise set aside shares of its Common Stock for the payment of its obligations under the Plan, but shall make available as and when required a sufficient number of its Common Stock to meet the needs of the Plan.

3.9 Nothing contained herein shall be deemed to create a trust of any kind or any fiduciary relationship. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

3.10 The Company may enter into a trust agreement creating an irrevocable grantor trust for the holding of cash credited to the Cash Account of each Director under the Plan. Any assets of such trust shall be subject to the claims of creditors of the Company to the extent set forth in the trust, and Directors’ interests in benefits under this Plan shall only be those of unsecured creditors of the Company.

ARTICLE IV.

PAYMENT OF DEFERRED COMPENSATION

4.1 Timing and Form of Payment. Unless otherwise elected under Section 2.3 with respect to Annual Equity Retainer or an Initial Equity Retainer, amounts contained in a Director’s Accounts will be distributed in a lump sum on January 31st of the Year following the Director’s Separation from Service. Amounts credited to a Director’s Cash Account shall be paid in cash. Amounts credited to a Director’s Stock Unit Account shall be paid in the form of one whole share of Common Stock for each Stock Unit. A cash payment will be made for any fractions of a Stock Unit remaining in the Director’s Stock Unit Account. Such fractional share will be valued at the Fair Market Value on the date of settlement.

4.2 Designation of Beneficiary. Each Director shall have the right to designate a beneficiary who is to succeed to his right to receive payments hereunder in the event of death. Any designated beneficiary will receive payments in the same manner as the Director if he had lived. In case of a failure of designation or the death of a designated beneficiary without a designated successor, the balance of the amounts contained in the Director’s Accounts shall be payable in accordance with Section 4.1 to the Director’s or former Director’s estate in full on the first day of the Year following the Year in which the Director or his designated beneficiary dies. No designation of beneficiary or change in beneficiary shall be valid unless in writing signed by the Director and filed with the Secretary of the Company. Any beneficiary may be changed without the consent of any prior beneficiary.

4.3 Permissible Acceleration. Notwithstanding Section 4.1, all or a portion of a Director’s Accounts may be paid prior to Separation of Service in the discretion of the Company upon the following events:

(a)	To comply with a domestic relations order (as defined in Code Section 414(p)(1)(B));

(b)

In the event of an Unforeseeable Emergency (as defined below), a Director may, upon written request, receive payment of all or any portion of his Accounts as is reasonably necessary (as determined by the full Board of Directors, without regard to the affected Director) to relieve the need occasioned by the Unforeseeable Emergency. Such payment shall be made as soon as reasonably practicable following the later of (i) the payment date designated by the Director in his request or (ii) the determination of Unforeseeable Emergency, but in any event not later than 30 days after such date. For purposes of this paragraph (b), an “Unforeseeable Emergency” means a severe financial hardship to the Director resulting from an illness or accident of the Director, or of the Director’s spouse, beneficiary, or dependent, loss of the Director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director. The determination of Unforeseeable Emergency shall be made by the full Board of Directors without regard to the affected Director based upon all of the facts and circumstances of each case and in light of Treasury Regulation Section 1.409A-3. No payment on account of Unforeseeable Emergency shall be made to the extent that the hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Director’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

(c)	If the Internal Revenue Service, makes a determination that a Director is required to include in gross income the value of his Accounts, as soon as practicable following such determination the Company shall pay to the Director in a lump sum, the full amount required to be included in the Director’s gross income.

(d)	If the distributable balance of the Director’s Accounts is less than the amount applicable under Code Section 402(g) for the year in question, then notwithstanding any prior installment election, the balance of such Accounts shall be distributed in a lump sum.

(e)	Upon the termination and liquidation of the Plan, the balance of the Directors Accounts shall be distributed in a lump sum twelve months following such termination and liquidation; provided that such termination or liquidation is not in connection with a downturn in the financial health of the Company and shall conform to the requirements of Treasury Regulation Section 1.409A-3(j)(4)(ix).

4.4 Section 409A Delay. Notwithstanding Sections 4.1 to the contrary, if a Director is an employee of the Company at the time of his Separation from Service such Director’s Accounts shall not be payable to the Director prior to the earlier of (a) the expiration of the six-month period measured from the date of the Director’s Separation from Service or (b) death, at which time all payments deferred pursuant to this Section 4.4 shall be paid in a lump sum to the Director, and any remaining payments shall be paid as otherwise provided under Section 4.1.

4.5 Election to Further Defer Payment. A Director who has elected to receive payment under Section 2.3 of an Annual Fee, Annual Equity Retainer or Initial Equity Retainer on an In-Service Distribution Date may change such election by completing and delivering an election to the Secretary of the Company to change the In-Service Distribution Date to a new In-Service Distribution Date subject to the following limitations:

(a)	The Director’s election of a new In-Service Distribution Date shall not take effect until at least twelve (12) months after the Director’s new In-Service Distribution Date election is made in accordance with Section 409A(a)(4)(C)(i) of the Code and the Treasury Regulations thereunder.

(b)	The Director’s new In-Service Distribution Date may not be less than five years from the date of the Director’s prior In-Service Distribution Date, as determined in accordance with Section 409A(a)(4)(C)(ii) of the Code and the Treasury Regulations thereunder.

(c)	The Director’s election of a new In-Service Distribution Date shall not be made less than twelve (12) months prior to the prior In-Service Distribution Date in accordance with Section 409A(a)(4)(C)(iii) of the Code and the Treasury Regulations thereunder.

(d)	Any change to a Director’s In-Service Distribution Date election shall be made in accordance with Section 409A(a)(4)(C) of the Code and the Treasury Regulations thereunder.

ARTICLE V.

ADMINISTRATION

5.1 The books and records to be maintained for the purpose of the Plan shall be maintained by the Company at its expense. All expenses of administering the Plan shall be paid by the Company.

5.2 Except to the extent required by law, the right of any Director or any beneficiary to any benefit or to any payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Director or beneficiary; and any such benefit or payment shall not be subject to alienation, sale, transfer, assignment or encumbrance.

5.3 No member of the Board and no officer or employee of the Company shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own fraud or willful misconduct, and the Company shall not be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a Director, officer or employee of the Company.

ARTICLE VI.

AMENDMENT OF PLAN

6.1 Subject to any stockholder approval which may be required by law or the requirements of any stock exchange on which the Common Stock is then listed, the Plan may be amended, suspended or terminated in whole or in part from time to time by the Board, except no amendment, suspension, or termination shall apply to the payment to any Director or beneficiary of a deceased Director of an amounts previously credited to a Director’s Accounts, without the Director’s consent (or the beneficiary’s consent in the case of a deceased Director).

6.2 Notice of every such amendment shall be given in writing to each Director and beneficiary of a deceased director.

ARTICLE VII.

CHANGE OF CONTROL

7.1 Notwithstanding any election under Section 2.3 or the provisions of Section 4.1 to the contrary, upon the occurrence of a Change of Control the amounts credited to a Director’s Accounts shall be paid in a lump sum on the date of the Change of Control.

7.2 A Director’s Accounts shall be paid within thirty (30) days following the Change of Control, but in no event later than the later of: (a) December 31 of the year in which the Change of Control occurs, or (b) two and one-half (2 1/2) months following the date of the Change of Control.

ARTICLE VIII.

EFFECTIVE DATE

This Plan was originally adopted by the Board of Directors on June 10, 2007, but effective as of July 1, 2007.